PERSONAL SERVICES AND MANAGEMENT AGREEMENT

This Agreement (hereinafter “Agreement”) is entered into on April 2, 2015, by and between Grey Cloak Tech, Inc. (hereinafter “GCT” or “Client”) and Reliable Document Solutions, LLC (hereinafter “Company”) (collectively “Parties” or individually “Party”).

Background

A.                Client desires to outsource to Company, and Company desires to provide services pursuant to the terms of this Agreement;

B.                 Company will provide qualified personnel to service as a call center, marketing, administrative assistance, follow up calls, follow up on obtaining information for customers and other administrative assignments and projects as agreed upon between Client and Company;

C.                 Unless otherwise provided, capitalized terms used in this Agreement will have the same meanings as those terms as defined in the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. § 1320d, and the corresponding regulations contained in title 45, Code of Federal Regulations, parts 160 and 164 (collectively, “HIPAA”); and

Terms

NOW, THEREFORE, in consideration of the mutual promises and covenants in this agreement, Client and Company agree as follows:

1.	Company’s Services

1.1.            Company will handle providing Outsourcing Services and activities as described in Exhibit A. In performance of certain “Outsourcing Services” the Company may obtain Client’s individual customers’ information and in order to protect the patient health information.

2.	Compensation

2.1.            As full compensation for Company’s services, Client will pay Company pursuant to Exhibit A.

2.2.            Company may seek reimbursement of some or all costs and expenses associated with performing its obligations under this Agreement.

3.	Term and Termination

3.1.            This Agreement has an initial term of twelve (12) months with an Effective Date of May 14, 2014. The Agreement will automatically renew for an additional term of twelve (12) months unless either Party provides notice 30 days before the expiration of the Effective Date.

3.2.            Either Party may terminate this Agreement at any time, without cause, by giving thirty (30) days written notice to the other Party.

3.3.            If this Agreement is terminated, Client will be liable to pay Company any compensation accrued up to the effective date of the termination, unless Client reasonably believes that such payment would be in violation of applicable law or regulation.

4.	Representations, Warranties and Covenants / Right to Audit

that:

4.1.	Representations and Warranties of Company. Company represents and warrants

a.                   Neither Company nor any of its officers, managers, employees, or contractors has ever been: (i) convicted of a criminal offense related to health care or the provision of items and services payable by a federal or state health care program (for example, Medicare and Medicaid); (ii) assessed civil money penalties for an offense related to health care or to the provision of items or services payable by a federal or state health care program; (iii) excluded from participation in any federal or state health care program; or (iv) excluded by any federal agency from receiving federal contracts;

b.                  There is no basis for Company to believe that the conviction, assessment or exclusion described in Section 4.1.a exists; and

4.2	Covenants of Company.

a.                   All services will be performed in compliance with all applicable laws and regulations, including, without limitation, the laws and regulations pertaining to a Medicare-enrolled DMEPOS supplier and Company warrants that it is in compliance with all applicable State and Federal laws including adherence to the Do Not Call regulations;

b.                  If Company or any of its officers, managers, employees, or contractors becomes the subject of any of the actions described in Section 4.1.a, Company will give written notice thereof to Client within 5 days of the date of the action.

c.                   Company will provide documents to confirm Company is registered to do business in each applicable state where business will be conducted.

4.3. Right to Audit. Client has the right to reasonably audit and inspect relevant Company books, documents, files and records of Company for the purpose of verifying Company’s representations and covenants in this Section 4 and compliance. Client may not audit more than once in each six month rolling period during the term of the Agreement. Client may exercise such right to audit by giving Company written notice thereof. No later than 15 days from the receipt of such notice, Company will make available its documentation, records, and employees for inspection and examination by Client. Each party will be responsible for its own costs and expenses in connection with such audit. Client’s election to not exercise such right to audit will not be construed as a waiver or otherwise prejudice its rights under this Agreement or applicable law.

4.4 Compliance. Company and Client will meet at least once every three (3) months via telephone or in person to discuss compliance with all federal and state regulations and assure each party adheres to all state and federal regulations.

5.	Status of Company and Qualifications of personnel

5.1.            All individuals to provide services and assigned to Client pursuant to this Agreement shall, for all purposes under this Agreement, be considered employees of Company only. Company shall assume sole and exclusive responsibility for the payment of wages to personnel for services performed by them for Client. Company shall assume the sole and exclusive responsibility for the payment of wages to individuals for services performed and the withholding of Federal, State and local income taxes, school district income taxes, paying Federal Social Security and Medicare income taxes, unemployment insurance and maintaining worker’s compensation coverage in an amount and under such terms as required by the State. Company shall treat all staff assigned to Client as “employees” of the Company and not as “Independent Contractors.” Any breach of this Agreement concerning the “misclassification” of employees to “independent contractor” status, failure to withhold all applicable payroll taxes, assigning staff without general liability insurance and workers’ compensation insurance will result in termination of the Agreement. Company hereby certifies that the individuals that it supplies to Client as temporary personnel to assist Client operations are treated by Company as its employees for purposes of all taxes, tax withholding obligations or other required contributions that arise out of an employment relationship including, but not limited to the obligation to withhold all necessary taxes.

5.2 Company agrees that each employee referred to Client shall be screened and qualified for the position to which the employee is referred.

6.	Insurance and Indemnification

6.1.            Throughout the term of this Agreement, Company shall maintain general liability and coverage with minimum coverage of $1,000,000.00 per occurrence. Company shall maintain all necessary workers compensation insurance coverage. Client shall maintain general liability insurance coverage with minimum coverage of $1,000,000 per occurrence. Each party will submit proof of such insurance coverage to the other party on request. Inadequate insurance or inadequate proof of insurance is cause for termination.

6.2.            Company will indemnify and hold harmless Client from and against all damages, claims, liabilities and losses (including reasonable attorney’s fees) resulting from: (i) Company’s gross negligence or willful misconduct committed in connection with the performance of Company’s duties hereunder; or (ii) Company’s breach of one or more of its representations or covenants in Section 4 and representations in Section 5.

6.3.            Client will indemnify and hold harmless Company from and against all damages, claims, liabilities and losses (including reasonable attorney’s fees) resulting from: (i) Client’s gross negligence or willful misconduct committed in connection with the performance of Client’s duties hereunder; or (ii) Company’s breach of one or more of its representations, warranties, or covenants in Section 4 or Section 5 and such breach is a basis for the claim or liability.

7.	This section intentionally left blank.

8.	Confidentiality

8.1              No information of a confidential or proprietary nature, including without limitation intellectual property, processing and manufacturing information, marketing and sales information, customer data, Client data, customer lists, supplier lists and pricing information (“Confidential Information”) provided by Client to Company will be disclosed by the Company or Company’s employees or individuals for staffing (“Company’s Employees”) to any third party or used by the Company’s Employees without providing a list of Company’s Employees who will receive the Confidential Information except this Confidential Information will not include the following:

at the time of its disclosure hereunder, it is in the public domain or was in the possession of the Company prior to disclosure to the Company by Client;

after disclosure hereunder becomes part of the public domain by publication or otherwise through no fault of the Company Employees (but only after it is so published or otherwise becomes part of the public domain);

the information is independently developed by Company without use of the Confidential Information; or

the information is received from a third party without breach of any nondisclosure obligations to Client

Specific information will not be deemed to be within any of the foregoing exceptions merely because it is embraced by more general information which is public knowledge.

The Company will be entitled to disclose Confidential Information where such disclosure is reasonably necessary where demand for such disclosure is made on the Company pursuant to: (i) a valid order of a court or other governmental body or (ii) any other applicable law; provided that if the Company intends to make such disclosure or receives such demand, the Company shall give the Client prompt notice of such fact to enable the Client to seek a protective order or other appropriate remedy concerning any such disclosure. The Company shall fully co-operate with the Client at the Client’s expense in connection with the Client's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the Company shall make such disclosure only to the extent that such disclosure is legally required

8.2              Equitable Relief. Each party acknowledges that any breach of its obligations under this Agreement with respect to the Confidential Information of the Client will cause Client irreparable injury for which there are inadequate remedies at law, and therefore Client will be entitled to equitable relief in addition to all other remedies provided by this Agreement or available at law. If Client notifies Company of a breach of Confidential Information, Company stipulates to immediate injunctive relief and agrees to execute a stipulated order of protection to be enforced by any applicable federal or state court with jurisdiction over the parties.

9.	Miscellaneous

9.1.            Notice of Action.

a.                   If either party receives, or has reason to believe that it may receive, any complaint, claim, notice of investigation, petition, or subpoena (collectively, “Notice of Action”) concerning the subject matter of this Agreement, then the party receiving the Notice of Action will immediately give the other party written notice of same. The parties will cooperate with each other in good faith to investigate and resolve the matter to the reasonable satisfaction of both parties. Each party will be responsible for its own costs and expenses, and a party will not be deemed to waive any attorney- client privilege or any other privilege in effectuating this Section 9.1.a.

b.                  If Company receives, or has reason to believe that it may receive, any complaint, claim, notice of investigation, petition, or subpoena concerning Client’s furnishing and billing for DMEPOS, Company will immediately give Client written notice of same. Company will cooperate with Client’s efforts in investigating and resolving the matter, including, without limitation, producing any document or information in its possession upon Client’s reasonable request. Each party will be responsible for its own costs and expenses in effectuating this Section 9.1.b.

9.2.            LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, PUNITIVE, INDIRECT OR SPECIAL DAMAGES SUCH AS, BY WAY OF EXAMPLE AND NOT LIMITATION, LOST REVENUES OR LOST PROFITS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY’S TOTAL LIABILITY FOR ANY OR ALL LOSSES OR INJURIES FROM ITS ACTS OR OMISSIONS UNDER THIS AGREEMENT, REGARDLESS OF THE NATURE OF THE LEGAL OR EQUITABLE RIGHT CLAIMED TO HAVE BEEN VIOLATED, SHALL NOT EXCEED THE AMOUNT PAID BY CLIENT TO COMPANY UNDER THIS AGREEMENT FOR THE SIX (6) MONTHS PRECEDING THE CLAIM.

9.3 Relationship of Parties. The relationship between Company and Client established by this Agreement is solely that of independent contractors. Neither party will be considered the legal representative or agent of the other, nor authorized or empowered to assume any obligation of any kind, implied or expressed, on behalf of the other party, except with the express prior written consent of the other party.

9.4.            Assignment; Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement will not be assignable by either party without the other party’s written consent.

9.5.            No Waiver. Neither the waiver by either party of any breach of or default under any of the provisions of this Agreement, nor the failure of either party to enforce any of the provisions of this Agreement or to exercise any right hereunder, will hereafter be construed as a waiver of any subsequent breach or default, or a waiver of any rights or provision hereunder.

9.6.            Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Florida. Any proceeding relating to the subject matter hereof will be maintained in the courts of Florida or a federal court located in southern Florida. No provision of this Agreement will be applied to or construed in a manner inconsistent with applicable state and federal laws and regulations.

9.7.            No Third-Party Beneficiaries. No person or entity other than the parties hereto will be entitled to bring any action to enforce any provision of this Agreement against a party hereto.

9.8.            Entire Agreement; Amendment. This Agreement is the entire agreement between the parties as to its subject matter, and all prior written or oral agreements, promises or representations are incorporated herein. This Agreement may be amended only by a writing executed by the parties.

9.9.            Notices. Any notice required or permitted to be given under this Agreement will in writing and will be hand delivered, sent by certified mail with return receipt requested, or delivered by overnight courier service providing written proof of delivery, addressed as follows or to such other address as either party may designate by notice pursuant to this section:

If to Client:

Grey Cloak Tech, Inc.

10300 W. Charleston Blvd. Suite 13-378 Las Vegas, NV 89135

Attn: William Bossung If to Company:

Reliable Document Solutions, LLC 902 Clint Moore Rd. Suite 114 Boca Raton, FL. 33487

Attn: Frankie Michelin, President

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

Grey Cloak Tech, Inc.

By:

Print:

Title:

Reliable Document Solutions, LLC

By:

Print:

Title:

Schedule A

Activities and Outsourcing Services

Company will perform at least the following activities in carrying out its Outsourcing Services: Provide services as a call center, marketing, administrative assistance.

Provide five (5) call center cubicles.

Provide a proper office space for one (1) manager/administrator (possibly in a shared office) Provide conference room usage.

Provide access to office copiers, scanners and other services.

Compensation

Client agrees to enter into and execute a lease with Company paying a monthly amount of

$2,000.

Client agrees to reimburse Company for additional (not regular office expenses) costs and expenses Company may incur associated with performing its obligations under this Agreement.

This Schedule A may be amended or revised if done so in writing signed by both Company and Client. Company warrants that client will have right of first refusal before leasing out any other space.